Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
HESKA CORPORATION
June 13, 2023

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

Heska Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1)          The name of the Corporation is Heska Corporation.  The Corporation was originally incorporated under the name Heska Merger Corporation.  The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 27, 1997 (as subsequently amended prior to the date hereof, the “Certificate of Incorporation”).

(2)          This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

(3)          This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation, as heretofore amended or supplemented.

(4)          The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST:  The name of the Corporation is Heska Corporation (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of capital stock, consisting of 10,000 shares of common stock, each having a par value of $0.01 per share.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board of Directors”).

(b)          The directors shall have concurrent power with the stockholders to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

(c)          The number of directors constituting the Board of Directors shall be as from time to time fixed by, or in the manner provided in, the Bylaws.  Election of directors need not be by written ballot unless the Bylaws so provide.

SIXTH:  The following provisions of this Article SIXTH shall apply with respect to matters arising prior to or on June 13, 2023, whether asserted or claimed prior to, at or after such date, and shall continue in effect for such matters until June 13, 2029:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (3) under Section 174 of the GCL; or (4) for any transaction from which the director derived an improper personal benefit.

If the GCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL.

The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under Delaware law.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

SEVENTH:  The following provisions of this Article SEVENTH shall apply with respect to matters arising after June 13, 2023:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director or officer for any transaction from which the director or officer derived an improper personal benefit; (iv) a director under Section 174 of the GCL; or (v) an officer in any action by or in the right of the Corporation.  Any amendment, repeal or elimination of this Article SEVENTH shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, repeal or elimination. All references in this Article SEVENTH to an “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the GCL.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books and records of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws or the GCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf as of the date set forth above.
HESKA CORPORATION

By: /s/ Kevin Wilson
Name: Kevin Wilson
Title: President, Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Heska Corporation]